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                                  EXHIBIT 5.1
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                                January 29, 1996


FirstCity Financial Corporation
6400 Imperial Drive
Waco, Texas  76712

Ladies and Gentlemen:

         We have acted as counsel to FirstCity Financial Corporation, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of the offer and sale by the Company of up to 100,000 shares (the "Shares") of common stock in the Company, par value $0.01 per share, pursuant to a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission").

         In connection with this opinion, we have examined such documents and records of the Company and such statutes, regulations and other instruments and certificates as we have deemed necessary or advisable for the purposes of this opinion. We have assumed that all signatures on all documents presented to us are genuine, that all documents submitted to us as originals are accurate and complete, and that all documents submitted to us as copies are true and correct copies of the originals thereof. We have also relied upon such certificates of public officials, corporate agents and officers of the Company and such other certifications with respect to the accuracy of material factual matters contained therein which were not independently established.

         Based on the foregoing, of we are of the opinion that the Shares being sold by the Company, when issued and paid for pursuant to the FirstCity Financial Corporation 1995 Employee Stock Purchase Plan, will be validly issued, fully paid and nonassessable.

         This opinion may be filed as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        LIDDELL, SAPP, ZIVLEY, HILL &
                                        LaBOON, L.L.P.